EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
Board of Directors
The Brink’s Company:
We consent to the use of our report dated February 23, 2017 (except as to Notes 2 and 3, which are as of September 29, 2017), with respect to the consolidated balance sheet of The Brink’s Company and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2016, incorporated by reference herein.
/s/ KPMG LLP
Richmond, Virginia
May 22, 2018